EXHIBIT 2.1

CONTRIBUTION AGREEMENT

AMONG

DUANE STREET CORP., a Delaware corporation,

RADITAZ, LLC, a Connecticut private limited liability company

AND

TOM BROPHY and TRUST UNDER ARTICLE III OF THE THOMAS E. BROPHY 2004 GRANTOR RETAINED ANNUITY TRUST DATED 3/2/2004,
the majority holders of Raditaz, LLC membership interests

January 28, 2014

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TABLE OF CONTENTS

ARTICLE I. THE CONTRIBUTION		2

1.1	The Contribution.	2

1.2	Private Placement Offering	2

1.3	Registration Statement	3

1.4	The Closing	3

1.5	Actions at the Closing	3

1.6	Additional Actions	4

1.7	Contribution of Raditaz Membership Interests.	4

1.8	[Reserved]	4

1.9	Fractional Shares	4

1.10	Escrow	5

1.11	Post-Closing Adjustment	5

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF RADITAZ AND THE MAJORITY HOLDER		6

2.1	Organization, Qualification and Corporate Power	6

2.2	Capitalization	6

2.3	Authorization of Transaction	6

2.4	Noncontravention	8

2.5	Subsidiaries	8

2.6	Financial Statements	8

2.7	Absence of Certain Changes	9

2.8	Undisclosed Liabilities	9

2.9	Tax Matters	9

2.10	Assets	10

2.11	Owned Real Property	10

2.12	Real Property Leases	10

2.13	Contracts	11

2.14	Accounts Receivable	12

2.15	Powers of Attorney	12

2.16	Insurance	12

2.17	Litigation	13

2.18	Employees	13

2.19	Employee Benefits	13

2.20	Environmental Matters	15

2.21	Legal Compliance	16

2.22	Customers	16

2.23	Permits	26

2.24	Certain Business Relationships With Affiliates	26

2.25	Brokers’ Fees	26

2.26	Books and Records	26

2.27	Intellectual Property	17

2.28	Disclosure	18

2.29	Duty to Make Inquiry	18

2.30	Majority Holder Approval	18

2.31	Tax-Free Transaction	18

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PUBCO		18

3.1	Organization, Qualification and Corporate Power	18

3.2	Capitalization	19

3.3	Authorization of Transaction	20

3.4	Noncontravention	20

3.5	Subsidiaries	20

3.6	Exchange Act Reports	21

3.7	Compliance with Laws	21

3.8	Financial Statements	21

3.9	Absence of Certain Changes	22

3.10	Litigation	22

3.11	Undisclosed Liabilities	22

3.12	Tax Matters	22

3.13	Assets	23

3.14	Owned Real Property	23

3.15	Real Property Leases	23

3.16	Contracts	24

3.17	Accounts Receivable	25

3.18	Powers of Attorney	25

3.19	Insurance	25

3.20	Warranties	25

3.21	Employees	25

3.22	Employee Benefits	26

3.23	Environmental Matters	27

3.24	Permits	27

3.25	Certain Business Relationships With Affiliates	28

3.26	Split-Off	28

3.27	Brokers’ Fees	28

3.28	Disclosure	28

3.29	Interested Party Transactions	28

3.30	Duty to Make Inquiry	28

3.31	Accountants	28

3.32	Minute Books	29

3.33	Board Action	29

ARTICLE IV. COVENANTS		29

4.1	Closing Efforts	29

4.2	Governmental and Third-Party Notices and Consents	29

4.3	Current Report	29

4.4	Operation of Raditaz Business	29

4.5	Access to Raditaz Information	31

4.6	Operation of Pubco Business	31

4.7	Access to Pubco Information	32

4.8	Expenses	33

4.9	Indemnification	33

4.10	Quotation of Pubco Shares	33

4.11	Split-Off	33

4.12	Stock Option Plan	33

4.13	Information Provided to the	33

4.14	No Shorting	34

4.15	Lock-Up Agreements	34

4.16	No Registration	34

ARTICLE V. CONDITIONS TO CONSUMMATION OF CONTRIBUTION		34

5.1	Conditions to Each Party’s Obligations	34

5.2	Conditions to Obligations of Pubco	35

5.3	Conditions to Obligations of Raditaz	36

ARTICLE VI. INDEMNIFICATION		38

6.1	Indemnification by Raditaz Members	38

ARTICLE VII. DEFINITIONS		42

ARTICLE VIII. TERMINATION		45

8.1	Termination by Mutual Agreement	45

8.2	Termination for Failure to Close	45

8.3	Termination by Operation of Law	45

8.4	Termination for Failure to Perform Covenants or Conditions	45

8.5	Effect of Termination or Default; Remedies	45

8.6	Remedies; Specific Performance	45

ARTICLE IX. MISCELLANEOUS		46

9.1	Press Releases and Announcements	46

9.2	Disclosure Schedules	46

9.3	No Third Party Beneficiaries	46

9.4	Entire Agreement	46

9.5	Succession and Assignment	46

9.6	Counterparts and Facsimile Signature	46

9.7	Headings	46

9.8	Notices	46

9.9	Governing Law	47

9.10	Amendments and Waivers	48

9.11	Severability	48

9.12	Submission to Jurisdiction	48

9.13	Construction	48

EXHIBITS

Exhibit A	List of Raditaz Members
Exhibit B	Form of Split-Off Agreement
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Raditaz Counsel Opinion Letter
Exhibit F	Form of Pubco Counsel Opinion Letter

v

CONTRIBUTION AGREEMENT

CONTRIBUTION AGREEMENT (this “Agreement”), dated as of January 28, 2014, by and among Duane Street Corp., a Delaware corporation (the “Pubco”), Raditaz, LLC, a Connecticut private limited liability company (“Raditaz”), and Tom Brophy and Trust Under Article III of the Thomas E. Brophy 2004 Grantor Retained Annuity Trust Dated 3/2/2004, the holders of more than 51% of the outstanding Raditaz membership interests (singly and collectively, the “Majority Holder”). Pubco, Raditaz and the Majority Holder are each a “Party” and referred to collectively herein as the “Parties.”

WHEREAS, Raditaz has 39,249,885 membership interests issued and outstanding (the “Raditaz Membership Interests”) all of which are owned by the Raditaz members (the “Raditaz Members”) as set out in Exhibit A; and

WHEREAS, the Raditaz Members desire to contribute their Raditaz Membership Interests (the “Contribution”) to Pubco in exchange for 605,918 pre-split shares (10,000,000 post-split shares) of Pubco’s common stock, $0.0001 par value (the “Pubco Common Stock”) making Raditaz a wholly-owned subsidiary of Pubco and Pubco similarly desires to make such exchange; and

WHEREAS, the Majority Holder has the authority to authorize the Contribution and require all of the other Raditaz Members to contribute all of their respective Raditaz Membership Interests to Pubco in the Contribution; and

WHEREAS, simultaneously with the closing of the Contribution, Pubco shall complete the initial closing under a private placement offering of a minimum of 242,367 pre-split (4,000,000 post-split) (the “Minimum PPO Amount”), and a maximum of 424,143 pre-split (7,000,000 post-split) (the “Maximum PPO Amount”), units of securities of Pubco (the “PPO Units”), at the pre-split purchase price of $16.503906 ($1.00 post-split) per PPO Unit (the “PPO Price”), with the right, at the discretion of Pubco and Raditaz to sell up to an additional 60,592 pre-split (1,000,000 post-split) PPO Units (the “Private Placement Offering” or “PPO”), each PPO Unit consisting of one share of Pubco Common Stock, and one five-year warrant (the “PPO Warrant”) to purchase one share of Pubco Common Stock at a pre-split exercise price of $33.007812 ($2.00 post-split) per share;

WHEREAS, in conjunction with the closing of the Contribution, Pubco intends to split-off its wholly owned subsidiary, Duane Street Split Corp., a Delaware corporation (the “Split-Off Subsidiary”), through the distribution of all of the outstanding capital stock of the Split-Off Subsidiary (the “Split-Off”) upon the terms and conditions of a split-off agreement by and among Pubco, Peretz Yehudah Aisenstark and Yair Shofel (the “Buyers”), and the Split-Off Subsidiary, substantially in the form of Exhibit B attached hereto (the “Split-Off Agreement”); and

WHEREAS, Pubco, Raditaz and the Majority Holder desire that the Contribution qualify as an “exchange” under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and not subject the holders of securities of Raditaz to tax liability under the Code.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:

ARTICLE I. THE CONTRIBUTION

1.1           The Contribution.

(a) Subject to the terms and conditions set forth in this Agreement, the Raditaz Members hereby each contribute to Pubco and Pubco hereby accepts and purchases from each of the Raditaz Members their respective Raditaz Membership Interests. Following the contribution of the Raditaz Membership Interests in performance of this Agreement and as per the Effective Time (as defined below), Raditaz shall be operated as a wholly owned subsidiary of Pubco. The Raditaz Membership Interests currently represent and will represent at Closing (as defined below) all of the issued and outstanding membership interests of Raditaz. The Effective Time shall be the time of the Contribution.

(b) As soon as practicable following the Effective Time, Pubco shall effect a 16.503906 for 1 forward stock split (the “Forward Split”) in the form of a dividend, change its name to CÜR Media, Inc., change its trading symbol consistent with the name change and increase its authorized capital from 150,000,000 shares of common stock, $0.0001 par value to 300,000,000 shares of common stock, $0.0001 par value and 10,000,000 shares of “blank check” preferred stock, $0.0001 par value (the “Pubco Preferred Stock”). References throughout this Agreement to pre-split amounts reflect amounts at the point of issuance through the time immediately prior to the effectuation of the Forward Split. References to post-split amounts reflect amounts at and subsequent to the effectuation of the Forward Split. At the Effective Time, the pre-split amounts will apply.

(c) At Closing, the Raditaz Members shall contribute and transfer the legal and beneficial title to their Raditaz Membership Interests to Pubco in accordance with Section 1.5(c) hereto.

(d) As consideration for the Raditaz Membership Interests, Pubco shall issue to the Raditaz Members an aggregate of 605,918 (pre-split) restricted shares of Pubco Common Stock (the ‘Contribution Shares”). The Contribution Shares shall be allocated among the Raditaz Members in the manner set out in Exhibit A. 30,296 of the (pre-split) Contribution Shares are subject to the escrow provisions set forth in Section 1.10.

(e) At Closing or as soon thereafter as is practicable, Pubco shall issue an aggregate of 81,176 pre-split stock options (1,339,728 post-split) (the “Pubco Options”) and 19,167 pre-split restricted stock awards (316,328 post-split) (the “Pubco Restricted Stock Awards”) under Pubco’s 2014 Equity Incentive Plan (as further described in Section 4.12) to holders of Raditaz options in exchange for the options issued under the Raditaz 2008 Restricted Units Plans (the “Raditaz Options”). 13,443 of the pre-split Pubco Restricted Stock Awards shall be fully vested at the time of issuance and shall represent issued and outstanding shares of Pubco Common Stock. The Pubco Options shall have terms of between three (3) months and four (4) years and exercise prices of between $0.6601562 and $29.211913 per share on a pre-split basis ($0.04 and $1.77 on a post-split basis). The Raditaz Options will be cancelled at the Effective Time.

1.2           Private Placement Offering. At the Effective Time, Pubco shall complete the initial closing under the Private Placement Offering of a minimum of 242,367 (pre-split) (the “Minimum Offering Amount”), and a maximum of 424,143 (pre-split) (the “Maximum Offering Amount”), PPO Units, at a pre-split price of $16.503906 per PPO Unit, with the right, at Pubco’s and Raditaz’s discretion, to sell up to an additional 60,592 pre-split units (“Over-Allotment Option”). Each PPO Unit shall consist of one share of Pubco Common Stock and one five-year PPO Warrant to purchase one share of Pubco Common Stock at a pre-split exercise price of $33.007812 ($2.00 post-split) per share. The closing of the Contribution and at least the Minimum Offering Amount under the Private Placement Offering will occur simultaneously and each will be a condition of the other. Pubco and Raditaz have engaged Gottbetter Capital Markets, LLC, a registered broker-dealer (the “Placement Agent”), to serve as the exclusive placement agent for the Private Placement Offering and be compensated in accordance with the terms of a Placement Agent Agreement (as defined below). The terms of the Placement Agent’s engagement as placement agent shall be set forth in a Placement Agent Agreement. The Placement Agent has engaged EDI Financial, Inc. a registered broker-dealer (“EDI”) to act as a sub-agent for the Private Placement Offering (the “Sub-Agent”)

1.3           Registration Statement. A registration statement (the “Registration Statement”) will be prepared on Form S-1 or such other available form and shall be used to register, to the extent practicable, resales of (i) the shares of Pubco Common Stock constituting part of the PPO Units, (ii) the shares of Pubco Common Stock underlying the PPO Warrants constituting part of the PPO Units, and (iii) the Shares of Pubco Common Stock underlying the Warrants to be issued to the Placement Agent and/or the Sub-Agent in connection with the sale of PPO Units (the “Broker Warrants”). The terms and conditions of such registration shall be set forth in a Registration Rights Agreement between Pubco and the holders of registrable securities.

1.4           The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Gottbetter & Partners, LLP in New York, New York, on the date hereof, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three (3) Business Days, a Business Day being a day on which banks are open for normal banking business in the United States (other than a Saturday, Sunday or official public holiday in the United States) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”).

1.5           Actions at the Closing. At the Closing:

(a) Raditaz and the Majority Holder shall deliver to Pubco the various certificates, instruments and documents referred to in Section 5.2;

(b) Pubco shall deliver to Raditaz and the Majority Holder the various certificates, instruments and documents referred to in Section 5.3;

(c) The Raditaz Members shall contribute and transfer the Raditaz Membership Interests to Pubco;

(d) Pubco shall have caused to be delivered, as soon as practicable, the Initial Shares (as defined in Section 1.7(b)) to each Raditaz Member in accordance with Section 1.7;

(e) Pubco shall have caused to be delivered, as soon as practicable, (i) the Escrow Shares (as defined in Section 1.7(b)) to the Escrow Agent (as defined in Section 1.5(g)) in accordance with Section 1.7;

(f) Pubco shall deliver to Raditaz and the Majority Holder (i) a board consent evidencing that Pubco’s board of directors is authorized to consist of five individuals, (ii) the resignations of all individuals who served as directors and/or officers of Pubco immediately prior to the Closing Date, which resignations shall be effective as of the Effective Time, (iii) a board consent evidencing (1) the appointment of three directors to serve immediately following the Effective Time, all of whom (one of which shall be independent) shall have been designated by Raditaz immediately prior to the Closing Date, (2) the right of Montrose Capital Limited and the Placement Agent (or its designee) to each appoint one director (each of which shall be independent) subsequent to the Closing Date, and (iv) a board consent evidencing the appointment of such executive officers of Pubco to serve immediately upon the Effective Time as shall have been designated by Raditaz, including the appointments of Tom Brophy, as President, Chief Executive Officer, Treasurer and Chief Financial Officer, and John Lack, as Secretary, respectively;

(g) Pubco, the Majority Holder and Gottbetter & Partners, LLP (the “Escrow Agent”) shall execute and deliver the Escrow Agreement in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”) and Pubco shall instruct its transfer agent to deliver to the Escrow Agent a certificate or certificates for the number of Escrow Shares (as defined in Section 1.7(b)) being placed in escrow pursuant to Section 1.10;

(h) The closing on at least the Minimum Offering Amount under the Private Placement Offering shall be completed and the proceeds therefrom distributed in accordance with the terms of the Private Placement Offering;

(i) The Split-Off transaction shall have been completed;

(j) Pubco shall have authorized the issuance of the Pubco Options and/or Pubco Restricted Stock Awards to the holders of the Raditaz Options in exchange for the Raditaz Options which shall be cancelled; and

(k) To the extent that the PPO closes on less than the Maximum PPO Amount, certain shares of Pubco Common Stock held by the pre-Contribution stockholders of Pubco shall be cancelled as provided in Section 3.2 hereof.

1.6           Additional Actions. If at any time after the Effective Time, Raditaz shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Pubco, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Raditaz or (b) otherwise to carry out the purposes of this Agreement, Pubco and its proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable law) to execute and deliver, in the name and on behalf of Raditaz, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Raditaz, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Raditaz, and otherwise to carry out the purposes of this Agreement.

1.7           Contribution of Raditaz Membership Interests. At the Effective Time, by virtue of the Contribution and without any action on the part of any Party or the holder of any of the following securities:

(a) Each issued and outstanding Raditaz Membership Interest immediately prior to the Effective Time shall be Contributed to Pubco in exchange for such number of shares of Pubco Common Stock as is equal to the number of Raditaz Membership Interests owned multiplied by the Conversion Ratio (as defined in Section 1.7(b)). An aggregate of 605,918 (pre-split) shares of Pubco Common Stock (the “Contribution Shares”) shall be issued to the Raditaz Members or to the Escrow Agent on behalf of the Raditaz Members.

(b) Raditaz Members of record as of the Closing Date shall be entitled to receive immediately 575,622 (9,500,000 on a post-split basis) of the Contribution Shares into which their Raditaz Membership Interests were converted pursuant to this Section 1.7 (the “Initial Shares”). 30,296 (500,000 on a post-split basis) of the Contribution Shares (the “Escrow Shares”) shall be delivered to the Escrow Agent in accordance with Section 1.10.

[1.8         Reserved]

1.9           Fractional Shares. No certificates or scrip representing fractional Initial Shares shall be issued to Raditaz Members in connection with the Contribution and such Raditaz Members shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a Member of Pubco with respect to any fractional Initial Shares that would have otherwise been issued to such Raditaz Members. In lieu of any fractional Initial Shares that would have otherwise been issued, each Raditaz Members that would have been entitled to receive a fractional Initial Share shall receive such whole number of Initial Shares as is equal to the precise number of Initial Shares to which such Raditaz Members would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to 0.5 rounded upward to the nearest whole number); provided that each such Raditaz Members shall receive at least one Initial Share.

1.10           Escrow. On the Closing Date, Pubco shall deliver instructions to its transfer agent to deliver to the Escrow Agent certificates (issued in the name of the Escrow Agent or its nominee) representing 30,296 (500,000 on a post-split basis) Escrow Shares for the purpose of securing the indemnification obligations of the Raditaz Members set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent pursuant to the Escrow Agreement, in substantially the form set forth in Exhibit C attached hereto. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. Tom Brophy shall act as the representative of the Raditaz Members in connection with their indemnification obligations under this Agreement and the Escrow Agreement (the “Indemnification Representative”) and shall not be liable to any Raditaz Member for actions taken in his capacity as Indemnification Representative under this Agreement or the Escrow Agreement, except for actions constituting gross negligence or willful misconduct.

1.11           Post-Closing Adjustment.

(a) In the event that (i) during the period commencing from the Closing Date and ending on the second anniversary of the Closing Date, Pubco or Raditaz incurs any Damages with respect to, in connection with, or arising from any Pubco Liabilities (as defined below), or (ii) a Raditaz Member shall be entitled to be indemnified for Damages under Article VI hereof, then, in the case of clause (i) above, promptly following the date of filing (“the Filing Date”) by Pubco with the Securities and Exchange Commission (the “SEC”) of an annual or quarterly report covering the completed fiscal quarter in which such Damages were incurred, or, in the case of clause (ii) above, promptly after the date on which such Raditaz Member becomes entitled to receive payment for such indemnification pursuant to Article VI (the “Indemnification Date”), Pubco shall issue to, in the case of clause (i) above, all of the Raditaz Members and/or their designees, or, in the case of clause (ii) above, such Raditaz Member so entitled to indemnification and/or his designees, such number of shares of Pubco Common Stock (in addition to the Conversion Shares to which any such person was or is entitled) as would result from dividing (x) the whole dollar amount representing such Damages by (y) the fair market value price-per-share of Pubco Common Stock as of the Filing Date, in the case of clause (i) above, or the Indemnification Date, in the case of clause (ii) above; in each case rounded to the nearest whole number (with 0.5 shares rounded upwards to the nearest whole number). Notwithstanding the foregoing, the limit on the aggregate number of shares of Pubco Common Stock issuable under this Section shall be 500,000 (post-split) shares. Any shares of Pubco Common Stock that are issuable under clause (i) above shall be issued to Raditaz Members in proportion to the number of shares of Pubco Common Stock issued to them in the Contribution.

(b) As used in this Section, “Pubco Liabilities” shall mean all liabilities, obligations or indebtedness of any nature whatsoever (i) of the Split-Off Subsidiary, whenever accruing, and (ii) of Pubco accruing prior to the Effective Time and not set forth in Pubco Disclosure Schedule, including, but not limited to Pubco Liabilities arising from or attributable to (A) any breach by Pubco of any of its representations or warranties set forth in Article III herein, (B) any litigation threatened, pending or for which a basis exists; (C) any and all outstanding debts, (D) any and all employee-related disputes, arbitrations or administrative proceedings threatened, pending or otherwise outstanding, (E) any and all liens, foreclosures, settlements, or other threatened, pending or otherwise outstanding financial, legal or similar obligations of Pubco, (F) any and all Taxes for which Pubco or any of its direct or indirect assets may be liable or subject, for any taxable period, including, without limitation, any and all Taxes resulting from or attributable to Pubco’s ownership or operation of the Split-Off Subsidiary’s assets, (G) any and all Taxes for which Pubco or its direct or indirect assets may be liable or subject (including, without limitation, the interests and assets of Raditaz and any Pubco Subsidiary) as a consequence of Pubco’s acquisition, formation, capitalization, ownership, and Split-Off of the Split-Off Subsidiary, whether related to a taxable period (or portion thereof) ending on or after the Closing Date, and (H) all fees and expenses incurred in connection with effecting the adjustments contemplated by this Section, as such Pubco Liabilities are reflected in Pubco’s consolidated financial statements reviewed or audited by its independent auditors, including reasonable attorney’s fees.

1.12           Exemption From Registration.

(a) Pubco and Raditaz intend that the shares of Pubco Common Stock to be issued pursuant to Section 1.7 hereof (including the Escrow Shares), any shares of Pubco Common Stock that may be issued pursuant to Section 1.11 hereof (if any), and the Pubco Options and Pubco Restricted Stock Awards to be issued pursuant to Section 1.1(e) hereof, in connection with the Contribution will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated by Pubco thereunder and/or Regulation S promulgated by the SEC and that all recipients of such shares of Pubco Common Stock and/or Pubco Options and Pubco Restricted Stock Awards shall either be “accredited investors” or not “U.S. Persons” as such terms are defined in Regulation D and Regulation S, respectively. The shares of Pubco Common Stock to be issued pursuant to Section 1.7 hereof (including the Escrow Shares), any shares of Pubco Common Stock that may be issued pursuant to Section 1.11 hereof, and any shares of Pubco Common Stock to be issued upon exercise of Pubco Options or vesting of Pubco Restricted Stock Awards will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred until (a) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (b) an exemption from such registration exists and either Pubco receives an opinion of counsel to the holder of such securities, which counsel and opinion are satisfactory to Pubco, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws, or the holder complies with the requirements of Regulation S, if applicable; and the certificates representing such shares of Pubco Common Stock will bear an appropriate legend and restriction on the books of Pubco’s transfer agent to that effect.

(b) Pubco is a “shell company” as defined in Rule 12b-2 under the Exchange Act of 1934). Raditaz acknowledges that pursuant to Rule 144(i), securities issued by a former shell company (such as the Contribution Shares) that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after Pubco (a) is no longer a shell company; and (b) has filed current “Form 10 information“ (as defined in Rule 144(i)) with the SEC reflecting that it is no longer a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, Pubco is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports. As a result, the restrictive legends on certificates for the Contribution Shares cannot be removed except in connection with an actual sale meeting the foregoing requirements or pursuant to an effective registration statement.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF RADITAZ AND THE MAJORITY HOLDER

Raditaz and the Majority Holder represent and warrant to Pubco that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by Raditaz and the Majority Holder to Pubco on the date hereof and accepted in writing by Pubco (the “Raditaz Disclosure Schedule”). The Raditaz Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and except to the extent that it is clear from the context thereof that such disclosure also applies to any other paragraph, the disclosures in any paragraph of the Raditaz Disclosure Schedule shall qualify only the corresponding paragraph in this Article II. For purposes of this Article II, the phrase “to the knowledge of Raditaz and the Majority Holder” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of Raditaz and the Majority Holder, as well as any other knowledge which such persons would have possessed had they made reasonable inquiry with respect to the matter in question.

2.1           Organization, Qualification and Corporate Power. Except as disclosed on Schedule 2.1, Raditaz is a limited liability company duly organized, validly existing and in corporate and tax good standing under the laws of Connecticut. Except as disclosed on Schedule 2.1, Raditaz and each of its Subsidiaries is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Raditaz Material Adverse Effect (as defined below). Raditaz and each of its Subsidiaries has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Raditaz and each of its Subsidiaries has furnished or made available to Pubco complete and accurate copies of its Certificate of Formation and Operating Agreement and other organizational documents including, where applicable, its Bylaws and Articles of Organization. Raditaz and each of its Subsidiaries is not in default under or in violation of any provision of its Certificate of Formation, as amended to date, its Operating Agreement, as amended to date, or any other organizational documents as amended to date. For purposes of this Agreement, “Raditaz Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of Raditaz taken as a whole.

2.2           Capitalization. As of the date of this Agreement and the Closing, there are and will be 39,249,885 Raditaz Membership Interests, issued and outstanding. Exhibit A sets forth a complete and accurate list of all holders of Raditaz Membership Interests, indicating the number of Raditaz Membership Interests held by each holder. All of the issued and outstanding Raditaz Membership Interests have been duly authorized and are validly issued, fully paid, nonassessable and free of all preemptive rights. Except as set forth in Schedule 2.2 of the Raditaz Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which Raditaz is a party or which are binding upon Raditaz providing for the issuance or redemption of any of its securities. There are no outstanding or authorized securities appreciation, phantom securities or similar rights with respect to Raditaz. There are no agreements to which Raditaz is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Raditaz. To the knowledge of Raditaz, there are no agreements among other parties, to which Raditaz is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Raditaz. All of the issued and outstanding Raditaz Membership Interests and Raditaz Stock Options were issued in compliance with applicable laws.

2.3           Authorization of Transaction. Raditaz and the Majority Holder have all requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder. The Majority Holder has the authority to require all of the other Raditaz Members to contribute all of their respective Membership Interests to Pubco in the Contribution pursuant to the terms and conditions of this Agreement. The execution and delivery by Raditaz and the Majority Holder of this Agreement and the consummation by Raditaz of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Raditaz. This Agreement has been duly and validly executed and delivered by Raditaz and the Majority Holder and constitutes a valid and binding obligation of Raditaz and the Majority Holder, enforceable against Raditaz, the Majority Holder and the Raditaz Members in accordance with its terms.

2.4           Noncontravention. Neither the execution and delivery by Raditaz and the Majority Holder of this Agreement, nor the consummation by Raditaz and the Majority Holder of the transactions contemplated hereby, will (a) conflict with or violate any provision of Raditaz’s Certificate of Formation or Operating Agreement, as amended to date, (b) require on the part of Raditaz any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for such permits, authorizations, consents and approvals for which Raditaz is obligated to use its Reasonable Best Efforts (as defined in Section 4.1), to obtain pursuant to Section 4.2(a), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Raditaz is a party or by which Raditaz is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation in any contract or instrument set forth in Section 2.4 of the Raditaz Disclosure Schedule, for which Raditaz is obligated to use its Reasonable Best Efforts to obtain waiver, consent or approval pursuant to Section 4.2(b), (ii) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a Raditaz Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (iii) any notice, consent or waiver the absence of which would not have a Raditaz Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest (as defined below) upon any assets of Raditaz or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Raditaz or any of its properties or assets. For purposes of this Agreement: “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of Raditaz and not material to Raditaz; and “Ordinary Course of Business” means the ordinary course of Raditaz’s business, consistent with past custom and practice (including with respect to frequency and amount).

2.5           Subsidiaries. Except as disclosed on Schedule 2.5, Raditaz does not have any Subsidiaries. For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein (collectively, the “Subsidiaries”); “Raditaz Subsidiary” is a Subsidiary of Raditaz. “Pubco Subsidiary” is a Subsidiary of Pubco. Except as set forth in Section 2.5 of the Raditaz Disclosure Schedule, Raditaz does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association.

2.6           Financial Statements. Raditaz will provide or make available to Pubco prior to the Closing (a) the audited balance sheet of Raditaz (the “Raditaz Balance Sheet”) at December 31, 2012 and2011 hereinafter defined as the “Raditaz Balance Sheet Date”), and the related consolidated statements of operations and cash flows for the period from February 15, 2008 (inception) through December 31, 2012 (the “Raditaz Year-End Financial Statements”) and (b) the unaudited balance sheet of Raditaz (the “Raditaz Interim Balance Sheet”) at September 30, 2013 (the “Raditaz Interim Balance Sheet Date”) and the related statements of operations and cash flows for the nine months ended September 30, 2013 and 2012 (the “Raditaz Interim Financial Statements”) and together with Raditaz Balance Sheet and the Raditaz Year-End Financial Statements (the “Raditaz Financial Statements”). The Raditaz Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of Raditaz and its Subsidiaries on a consolidated basis, as of the respective dates thereof and for the periods referred to therein, comply as to form with the applicable rules and regulations of the SEC for inclusion of such Raditaz Financial Statements in Pubco’s filings with the SEC as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are consistent in all material respects with the books and records of Raditaz.

2.7           Absence of Certain Changes. Since the Raditaz Interim Balance Sheet Date, and except as set forth in Section 2.7 of the Disclosure Schedule, (a) to the knowledge of Raditaz, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Raditaz Material Adverse Effect, and (b) Raditaz has not taken any of the actions set forth in paragraphs (a) through (m) of Section 4.4.

2.8           Undisclosed Liabilities. Except as set forth in Section 2.8 of the Raditaz Disclosure Schedules, Raditaz and the Raditaz Subsidiaries do not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Raditaz Interim Balance Sheet referred to in Section 2.6, (b) liabilities which have arisen since the Raditaz Interim Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

2.9           Tax Matters.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b) Except as set forth in Section 2.9 of the Raditaz Disclosure Schedule, Raditaz and the Raditaz Subsidiaries have filed on a timely basis all Tax Returns that they were required to file, and all such Tax Returns were complete and accurate in all material respects. Neither Raditaz nor any Raditaz Subsidiary has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns other than a group of which only Raditaz and Raditaz Subsidiaries were members. Raditaz and each Raditaz Subsidiary has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of Raditaz and the Raditaz Subsidiaries for tax periods through the Raditaz Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Raditaz Balance Sheet. Neither Raditaz nor any Raditaz Subsidiary has had any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included Raditaz or Raditaz Subsidiaries during a prior period). All Taxes that Raditaz and each Raditaz Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(c) Raditaz has delivered or made available to Pubco complete and accurate copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Raditaz or any Raditaz Subsidiary since their respective dates of formation. Except as set forth on Schedule 2.9 of the Raditaz Disclosure Schedule, no examination or audit of any Tax Return of Raditaz or any Raditaz Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of Raditaz, threatened or contemplated. Raditaz has not been informed by any jurisdiction that the jurisdiction believes that Raditaz or any Raditaz Subsidiary was required to file any Tax Return that was not filed. Neither Raditaz nor any Raditaz Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(d) None of the assets of Raditaz or any Raditaz Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(e) Neither Raditaz nor any Raditaz Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

2.10           Assets. Each of Raditaz and the Raditaz Subsidiaries own or lease all tangible assets reasonably necessary for the conduct of their businesses as presently conducted, including assets and intellectual property related to the CÜR music platform. Except as set forth in Section 2.10 of the Raditaz Disclosure Schedule, each such tangible asset is, to the knowledge of Raditaz and the Majority Holder, free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except as set forth in Section 2.10 of the Raditaz Disclosure Schedule, no asset of Raditaz or any Raditaz Subsidiary (tangible or intangible) is subject to any Security Interest.

2.11           Owned Real Property. Neither Raditaz nor any Raditaz Subsidiary owns any real property, except as otherwise listed in Section 2.11 of the Raditaz Disclosure Schedule.

2.12           Real Property Leases. Section 2.12 of the Disclosure Schedule lists all real property leased or subleased to or by Raditaz or any Raditaz Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. Raditaz has delivered or made available to Pubco complete and accurate copies of the leases and subleases listed in Section 2.12 of the Raditaz Disclosure Schedule. With respect to each lease and sublease listed in Section 2.12 of the Raditaz Disclosure Schedule:

(a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither Raditaz nor any Raditaz Subsidiary nor, to the knowledge of Raditaz or the Majority Holder, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of Raditaz, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Raditaz or any Raditaz Subsidiary or, to the knowledge of Raditaz or the Majority Holder, any other party under such lease or sublease;

(d) neither Raditaz nor any Raditaz Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e) to the knowledge of Raditaz and the Majority Holder, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by Raditaz or any Raditaz Subsidiary of the property subject thereto.

2.13           Contracts.

(a) Section 2.13 of the Disclosure Schedule lists the following agreements (written or oral) to which Raditaz or any Raditaz Subsidiary is a party as of the date of this Agreement:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum or having a remaining term longer than 12 months;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $25,000, or (C) in which Raditaz has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement which, to the knowledge of Raditaz or any Majority Holder, establishes a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement which imposes any current obligation on Raditaz or any Raditaz Subsidiary with respect to confidentiality or noncompetition;

(vi) any employment or consulting agreement;

(vii) any agreement involving any officer, director or Member of Raditaz, any Raditaz Subsidiary or any affiliate, as defined in Rule 12b-2 under Exchange Act, thereof (an “Affiliate”);

(viii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Raditaz Material Adverse Effect;

(ix) any agreement which contains any provisions requiring Raditaz or any Raditaz Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(x) any other agreement (or group of related agreements) either involving more than $25,000 or not entered into in the Ordinary Course of Business; and

(xi) any agreement, other than as contemplated by this Agreement relating to the sales of securities of Raditaz or any Raditaz Subsidiary to which Raditaz or any Raditaz Subsidiary is a party.

(b) Raditaz has delivered or made available to Pubco a complete and accurate copy of each agreement listed in Section 2.13 of the Disclosure Schedule. With respect to each agreement so listed, and except as set forth in Section 2.13 of the Disclosure Schedule: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither Raditaz nor any Raditaz Subsidiary is, nor, to the knowledge of Raditaz and the Majority Holder, is any other party, in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of Raditaz and the Majority Holder, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Raditaz or any Raditaz Subsidiary or, to the knowledge of Raditaz and the Majority Holder, any other party under such contract.

2.14           Accounts Receivable. Except as set forth in Section 2.14 of the Raditaz Disclosure Schedules, all accounts receivable of Raditaz and the other Raditaz Subsidiaries reflected on the Raditaz Interim Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Raditaz Interim Balance Sheet. All accounts receivable reflected in the financial or accounting records of Raditaz that have arisen since Raditaz Interim Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on Raditaz Interim Balance Sheet.

2.15           Powers of Attorney. Except as set forth in Section 2.15 of the Raditaz Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of Raditaz or any Raditaz Subsidiary.

2.16           Insurance. Section 2.16 of the Raditaz Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which Raditaz or any Raditaz Subsidiary is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of Raditaz or any Raditaz Subsidiary. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, Pubco shall not be liable for retroactive premiums or similar payments. Each of Raditaz and any Raditaz Subsidiary is otherwise in compliance in all material respects with the terms of such policies. Raditaz has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time.

2.17           Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which is pending or has been threatened in writing against Raditaz or any Raditaz Subsidiary which (a) seeks either damages in excess of $10,000 individually, or $25,000 in the aggregate or (b) if determined adversely to Raditaz or any Raditaz Subsidiary could have, individually or in the aggregate, a Raditaz Material Adverse Effect.

2.18           Employees.

(a) Section 2.18 of the Raditaz Disclosure Schedule contains a list of all employees of Raditaz whose annual rate of compensation exceeds $50,000 along with the positions and annual rate of compensation of each such person. Section 2.18 of the Raditaz Disclosure Schedule contains a list of all employees, of Raditaz and the Raditaz Subsidiaries who are a party to a non-competition agreement with Raditaz or any Raditaz Subsidiary, a copy or form of which has previously been delivered to Pubco. To the knowledge of Raditaz and the Majority Holder, no key employee or group of employees has any plans to terminate employment with Raditaz or any Raditaz Subsidiary.

(b) There is no dispute pending or threatened between Raditaz or any Raditaz Subsidiary and any of their employees. Neither Raditaz nor any Raditaz Subsidiary is party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the knowledge of Raditaz and the Majority Holder, no organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of Raditaz or a Raditaz Subsidiary. To the knowledge of Raditaz and the Majority Holder, there are no circumstances or facts which could individually or collectively give rise to a suit based on discrimination of any kind.

(c) There are no delays and during the past two (2) years there have been no delays in the fulfillment of any obligations towards the employees or former employees or directors of Raditaz or any Raditaz subsidiary that could lead to a dispute with Raditaz or the Raditaz Subsidiaries.

2.19           Employee Benefits.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Raditaz.

(b) Section 2.19(b) of the Raditaz Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Raditaz, any Raditaz Subsidiary or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, have been delivered or made available to Pubco. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of Raditaz, the Raditaz Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. thereto or has made adequate provisions. None of Raditaz, any Raditaz Subsidiary or any ERISA Affiliate has any obligation with respect to Employee Benefit Plans, whether or not conditional or contingent, including but not limited to back-service obligations, which are not fully funded or adequately provided for.

(c) Raditaz, the Raditaz Subsidiaries, and each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA) and similar obligations under other jurisdictions. All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor or any other governmental or non-governmental US or non-US entity have been duly submitted.

(d) To the knowledge of Raditaz and the Majority Holder, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

(e) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(f) Neither Raditaz, the Raditaz Subsidiary nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(g) At no time has Raditaz, any Raditaz Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(h) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of Raditaz or any Raditaz Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(i) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by Raditaz, any Raditaz Subsidiary or any ERISA Affiliate that would subject Raditaz, any Raditaz Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

(j) No Employee Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(k) Each Employee Benefit Plan is amendable and terminable unilaterally by Raditaz or a Raditaz Subsidiary at any time without liability to Raditaz or any Raditaz Subsidiary as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Raditaz or any Raditaz Subsidiary from amending or terminating any such Employee Benefit Plan.

(l) Section 2.19(l) of the Raditaz Disclosure Schedule discloses each: (i) agreement with any Member, director, executive officer or other key employee of Raditaz or any Raditaz Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Raditaz or any Raditaz Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Raditaz or any Raditaz Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding Raditaz or any Raditaz Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The accruals for vacation, sickness and disability expenses are accounted for on the Raditaz Interim Balance Sheet and are adequate and materially reflect the expenses associated therewith in accordance with GAAP.

2.20           Environmental Matters.

(a) Each of Raditaz and the Raditaz Subsidiaries have complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Raditaz Material Adverse Effect. There is no pending or, to the knowledge of Raditaz, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving Raditaz or any Raditaz Subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Raditaz Material Adverse Effect. For purposes of this Agreement, “Environmental Law” means any national, state, local or foreign government law, statute, rule or regulation or the common law relating to the environment, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

(b) Set forth in Section 2.20(b) of the Raditaz Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by Raditaz or any Raditaz Subsidiary (whether conducted by or on behalf of Raditaz, any Raditaz Subsidiary or a third party, and whether done at the initiative of Raditaz, a Raditaz Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which Raditaz or any Raditaz Subsidiary has possession of or access to. A complete and accurate copy of each such document has been provided to Pubco.

(c) To the knowledge of Raditaz and the Majority Holder, there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by Raditaz or any Raditaz Subsidiary.

2.21           Legal Compliance. Each of Raditaz and the Raditaz Subsidiaries, and the conduct and operations of their respective businesses, is in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Raditaz Material Adverse Effect.

2.22           Customers. Section 2.22 of the Raditaz Disclosure Schedule sets forth a list of each customer that accounted for more than 5% of the consolidated revenues of Raditaz during the period from inception through September 30, 2013 and the amount of revenues accounted for by such customer during such period. No such customer has notified Raditaz or any Raditaz Subsidiary in writing within the past year that it will stop buying products or services from Raditaz.

2.23           Permits. Section 2.23 of the Raditaz Disclosure Schedule sets forth a list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Permits”) issued to or held by Raditaz or any Raditaz Subsidiary. Such listed Permits are the only material Permits that are required for Raditaz or any Raditaz Subsidiary to conduct its business as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Raditaz Material Adverse Effect. Each such Permit is in full force and effect and, to the knowledge of Raditaz and the Majority Holder, no suspension or cancellation of such Permit is threatened and, to the knowledge of Raditaz and the Majority Holder, there is no reasonable basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

2.24           Certain Business Relationships With Affiliates. Except as listed in Section 2.24 of the Raditaz Disclosure Schedule, no Affiliate of Raditaz or any Raditaz Subsidiary (a) owns any material property or right, tangible or intangible, which is used in the business of Raditaz or any Raditaz Subsidiary, (b) has any claim or cause of action against Raditaz or any Raditaz Subsidiary, or (c) owes any money to, or is owed any money by, Raditaz or any Raditaz Subsidiary. Section 2.24 of the Raditaz Disclosure Schedule describes any transactions involving the receipt or payment in excess of $25,000 between Raditaz, Raditaz Subsidiary and any Affiliate thereof which have occurred or existed since the Organization Date, other than employment agreements.

2.25           Brokers’ Fees. Neither Raditaz nor any Raditaz Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except as listed in Section 2.25 of the Raditaz Disclosure Schedule.

2.26           Books and Records. The minute books and other similar records of Raditaz and the Raditaz Subsidiaries contain complete and accurate records, in all material respects, of all actions taken at any meetings of Raditaz’s or any Raditaz Subsidiary’s members, managers, stockholders, managing board or any committees thereof and of all written consents executed in lieu of the holding of any such meetings. Raditaz has provided true and complete copies of all such minute books and other similar records to Parent.

2.27           Intellectual Property.

(a) Raditaz and each Raditaz Subsidiary owns, is licensed or otherwise possesses legally enforceable rights to use, license and exploit all issued patents, copyrights, trademarks, service marks, trade names, trade secrets, and registered domain names and all applications for registration therefor (collectively, the "Intellectual Property Rights") and all computer programs and other computer software, databases, know-how, proprietary technology, formulae, and development tools, together with all goodwill related to any of the foregoing (collectively, the "Intellectual Property"), in each case as is necessary to conduct its business as presently conducted, the absence of which would be considered reasonably likely to result in a Raditaz Material Adverse Effect.

(b) Section 2.27(b) of the Raditaz Disclosure Schedule sets forth, with respect to all issued patents and all registered copyrights, trademarks, service marks and domain names registered with any Governmental Entity or for which an application for registration has been filed with any Governmental Entity, (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application. Section 2.27(b) of the Raditaz Disclosure Schedule identifies each agreement currently in effect containing any ongoing royalty or payment obligations of Raditaz or any Raditaz Subsidiary in excess of $25,000 per annum with respect to Intellectual Property Rights and Intellectual Property that are licensed or otherwise made available to Raditaz.

(c) Except as set forth on Section 2.27(c) of the Raditaz Disclosure Schedule, all Intellectual Property Rights that have been registered with any Governmental Entity are valid and subsisting, except as would not reasonably be expected to have a Raditaz Material Adverse Effect. As of the Effective Date, in connection with such registered Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant Governmental Entities.

(d) To the knowledge of Raditaz and the Majority Holder, neither Raditaz nor any Raditaz Subsidiary is nor will, as a result of the consummation of the Contribution or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Intellectual Property Rights, or any licenses, sublicenses or other agreements as to which Raditaz or any Raditaz Subsidiary is a party and pursuant to which Raditaz or any Raditaz Subsidiary uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the "Third Party Intellectual Property Rights"), the breach of which would be reasonably likely to result in a Raditaz Material Adverse Effect.

(e) Except as set forth on Section 2.27(e) of the Raditaz Disclosure Schedule, neither Raditaz nor any Raditaz Subsidiary has been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right and neither Raditaz nor any Raditaz Subsidiary has received any notice or other communication (in writing or otherwise) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property. With respect to its marketed products, Raditaz and each Raditaz Subsidiary does not, to Raditaz’s knowledge, infringe any third party intellectual property rights. With respect to its product candidates and products in research or development, after the same are marketed, neither Raditaz, nor any Raditaz Subsidiary will, to its knowledge, infringe any third party intellectual property rights.

(f) To the knowledge of Raditaz and the Majority Holder, except as set forth on Section 2.27(f) of the Raditaz Disclosure Schedule, no other person is infringing, misappropriating or making any unlawful or unauthorized use of any Intellectual Property Rights in a manner that has a material impact on the business of Raditaz or any Raditaz Subsidiary, except for such infringement, misappropriation or unlawful or unauthorized use as would be reasonably expected to have a Raditaz Material Adverse Effect.

2.28           Disclosure. No representation or warranty by Raditaz or any Raditaz Subsidiary contained in this Agreement, and no statement contained in the Raditaz Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of Raditaz or any Raditaz Subsidiary pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Raditaz has disclosed to Pubco all material information relating to the business of Raditaz and the Raditaz Subsidiaries or the transactions contemplated by this Agreement.

2.29           Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article II are qualified by “knowledge” or “belief,” Raditaz and the Majority Holder represent and warrant that they have made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel.

2.30           Majority Holder Approval. The Majority Holder has unanimously determined that the Contribution is advisable and in the best interests of Raditaz’s Members and is on terms that are fair to such Raditaz Members.

2.31           Tax-Free Transaction. The Contribution complies with the requirements of Section 351 of the Code and qualifies as a tax free transaction.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco represents and warrants to Raditaz and the Majority Holder that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by Pubco to Raditaz and the Majority Holder on the date hereof and accepted in writing by Raditaz (the “Pubco Disclosure Schedule”). The Pubco Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and except to the extent that it is clear from the context thereof that such disclosure also applies to any other paragraph, the disclosures in any paragraph of the Pubco Disclosure Schedule shall qualify only the corresponding paragraph in this Article III. For purposes of this Article III, the phrase “to the knowledge of Pubco” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of Pubco, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry with respect to the matter in question.

3.1           Organization, Qualification and Corporate Power. Each of Pubco and the Split-Off Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the states of their respective formations. Pubco is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Pubco Material Adverse Effect (as defined below). Each of Pubco and the Pubco Subsidiaries has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Pubco has furnished or made available to Raditaz complete and accurate copies of its articles of incorporation and bylaws, and the organizational documents of the Pubco Subsidiaries. Neither Pubco nor any Pubco Subsidiary is in default under or in violation of any provision of its articles of incorporation, as amended to date, or its bylaws, as amended to date. For purposes of this Agreement, “Pubco Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of Pubco and its Subsidiaries, taken as a whole.

3.2           Capitalization. The authorized capital stock of Pubco consists of 150,000,000 shares of Pubco Common Stock, of which 1,756,000 (pre-split) shares were issued and outstanding as of the date of this Agreement. As soon as practicable following the Closing, Pubco shall increase its authorized capital stock to consist of 300,000,000 shares of Pubco common stock and 10,000,000 shares of Pubco Preferred Stock. The Pubco Common Stock is presently eligible for quotation and trading on the OTC Markets and is not subject to any notice of suspension or delisting. The Pubco Common Stock is not presently registered under Section 12(g) of the Exchange Act. Pubco files periodic reports with the SEC pursuant to the provisions of Section 13 or 15(d) of the Exchange Act. All of the issued and outstanding shares of Pubco Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Except as may be granted under Pubco’s 2014 Equity Incentive Plan (including the 81,176 pre-split (1,339,728 post-split) Pubco Options and 19,167 pre-split (316,328 post-split) Pubco Restricted Stock Awards to be issued in exchange for the Raditaz Options) and except as contemplated by the Private Placement Offering or the Transaction Documentation (as defined in Section 3.3) or described in Section 3.2 of Pubco Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which Pubco is a party or which are binding upon Pubco providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Pubco. There are no agreements to which Pubco is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Pubco. There are no agreements among other parties, to which Pubco is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Pubco. All of the issued and outstanding shares of Pubco Common Stock were issued in compliance with applicable federal and state securities laws including, but not limited to, the Securities Act. The 605,918 pre-split (10,000,000 post-split) Contribution Shares to be issued at the Closing, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws. Assuming consummation of the Contribution at the Maximum PPO Amount, immediately after the Effective Time, without giving effect to the Contribution, the Private Placement Offering or the issuance of fully vested Pubco Restricted Stock Awards, but after giving effect to (i) the surrender of 1,500,000 pre-split shares of Pubco Common Stock by the Buyers (the “Share Contribution”) in connection with the Split-Off, there will be 256,000 pre-split shares of Pubco Common Stock issued and outstanding.

At the Closing, the pre-Contribution transaction stockholders of Pubco will own such number of shares of Pubco Common Stock as is equal to 19.9% of Pubco’s issued and outstanding shares of Pubco Common Stock after taking into account the Split-Off, Share Contribution, PPO and Contribution but not the Pubco Restricted Stock Awards. The-pre-Contribution transaction stockholders of Pubco, excluding the stockholders that will be parties to the Split-Off Agreement, will own an aggregate of 256,000 shares of Pubco Common Stock. If the initial PPO closing will be on the Maximum PPO Amount of $7,000,000, such pre-Contribution transaction stockholders of Pubco will retain all 256,000 (4,225,000 post-split) of such shares as this amount will constitute 19.9% of Pubco’s issued and outstanding shares of Common Stock after taking the Contribution and all related transactions into account. If however, the initial PPO closing will be on less than the Maximum PPO Amount, such pre-Contribution transaction stockholders of Pubco will cancel, prior to Closing, such number of shares of Pubco Common Stock as is necessary to insure that their aggregate holdings at the Closing will represent 19.9% of Pubco’s issued and outstanding shares of Common Stock at the Closing. In the event that there are additional closings under the PPO following the Closing, the pre-Contribution transaction stockholders of Pubco will receive additional shares of Pubco Common Stock in an amount necessary to maintain their aggregate 19.9% ownership. If, however, Pubco issues additional shares of Pubco Common Stock subsequent to the initial closing under the PPO and prior to, or in conjunction with, the final closing under the PPO, outside of the PPO issuances, such non-PPO share issuances shall not serve to increase the number of shares of Pubco Common Stock issuable by reason of the 19.9% maintenance provision.

3.3           Authorization of Transaction. Pubco has all requisite power and authority to execute and deliver this Agreement and the Split-Off Agreement and to perform its obligations hereunder and thereunder. Split-Off Subsidiary has all requisite power and authority to execute and deliver the Split-Off Agreement and to perform its obligations thereunder. The execution and delivery by Pubco of this Agreement and the Split-Off Agreement, and the agreements contemplated hereby and thereby (collectively, the “Transaction Documentation”), and the execution by Split-Off Subsidiary of the Split-Off Agreement and the consummation by Pubco of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Pubco, and the Split-Off Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by Pubco and constitutes a valid and binding obligation of Pubco, enforceable against it in accordance with its terms.

3.4           Noncontravention. Neither the execution and delivery by Pubco of this Agreement or the Transaction Documentation, nor the consummation by Pubco of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the articles or certificate of incorporation or bylaws of Pubco, (b) require on the part of Pubco any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Pubco is a party or by which it is bound or to which any of its assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a Pubco Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not have a Pubco Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of Pubco or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Pubco or any of its properties or assets.

3.5           Subsidiaries.

(a) Pubco has no Subsidiaries other than the Split-Off Subsidiary. The Split-Off Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. The Split-Off Subsidiary was formed solely to effectuate the Split-Off, and has not conducted any business operations since its organization. Pubco has delivered or made available to Raditaz complete and accurate copies of the charter, bylaws or other organizational documents of the Split-Off Subsidiary. The Split-Off Subsidiary has no assets other than minimal paid-in capital, has no liabilities or other obligations, and is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of the Split-Off Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of the Split-Off Subsidiary are owned by Pubco, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Pubco or the Split-Off Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Pubco Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Split-Off Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Split-Off Subsidiary.

(b) At all times from November 17, 2011, which was the date of incorporation of Pubco, through the date of this Agreement, the business and operations of Pubco have been conducted exclusively through Pubco.

(c) Pubco does not control directly or indirectly or have any direct or indirect participation or similar interest in any corporation, partnership or limited liability company, joint venture, trust or business association which is not a Subsidiary.

3.6           Exchange Act Reports. Pubco has furnished or made available to Raditaz complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”), which contained an audited balance sheet of Pubco as of December 31, 2012, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2012 and the period ended December 31, 2011, (b) Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which contained an unaudited balance sheet of Pubco as of September 30, 2013, and the related unaudited statements of operations, changes in stockholders’ equity and cash flows for the quarter ended September 30, 2013, and (c) all other reports filed by Pubco under the Exchange Act with the SEC (such reports are collectively referred to herein as the “Pubco Reports”). The Pubco Reports constitute all of the documents required to be filed by Pubco with the SEC under the Exchange Act, through the date of this Agreement. The Pubco Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Pubco Reports. As of their respective dates, the Pubco Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No order suspending the effectiveness of the Form S-1 has been issued by the SEC and, to Pubco’s knowledge, no proceedings for that purpose have been initiated or threatened by the SEC.

3.7           Compliance with Laws. Each of Pubco and its Subsidiaries:

(a) and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Pubco Material Adverse Effect;

(b) has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;

(c) has not, and to the knowledge of Pubco, the past and present officers, directors and Affiliates of Pubco have not, been the subject of, nor does any officer or director of Pubco have any reason to believe Pubco or any of its officers, directors or Affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(d) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(e) has not, and to the knowledge of Pubco, the past and present officers, directors and Affiliates have not, been the subject of, nor does any officer or director of Pubco have any reason to believe that Pubco or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person; and

(f) does not and will not on the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, and is not a party to any executory agreements.

3.8           Financial Statements. The audited financial statements and unaudited interim financial statements of Pubco included in the Form S-1 and the Pubco Reports (collectively, the “Pubco Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Pubco as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Pubco.

3.9           Absence of Certain Changes. Since the date of the balance sheet contained in the most recent Pubco Report, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, an Pubco Material Adverse Effect and (b) Pubco has taken any of the actions set forth in paragraphs (a) through (m) of Section 4.6.

3.10           Litigation. Except as disclosed in the Pubco Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to Pubco’s knowledge, threatened against Pubco or any Subsidiary of Pubco which, if determined adversely to Pubco or such Subsidiary, could have, individually or in the aggregate, a Pubco Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. For purposes of this Section 3.10, any such pending or threatened Legal Proceedings where the amount at issue exceeds or could reasonably be expected to exceed the lesser of $10,000 per Legal Proceeding or $25,000 in the aggregate shall be considered to possibly result in a Pubco Material Adverse Effect hereunder.

3.11           Undisclosed Liabilities. None of Pubco and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Pubco Report, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Pubco Report in the Ordinary Course of Business which do not exceed $5,000 and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

3.12           Tax Matters.

(a) Except as disclosed in Section 3.12(a) of the Pubco Disclosure Schedule, each of Pubco and the Pubco Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither Pubco nor any Pubco Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only Pubco and the Pubco Subsidiaries are or were members. Each of Pubco and the Pubco Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of Pubco and the Pubco Subsidiaries for tax periods through the date of the balance sheet contained in the most recent Pubco Report do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such balance sheet. Neither Pubco nor any Pubco Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included Pubco or any Pubco Subsidiary during a prior period) other than Pubco and the Pubco Subsidiaries. All Taxes that Pubco or any Pubco Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b) Pubco has delivered or made available to Raditaz complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Pubco or any Subsidiary since November 17, 2011. No examination or audit of any Tax Return of Pubco or any Pubco Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of Pubco, threatened or contemplated. Neither Pubco nor any Pubco Subsidiary has been informed by any jurisdiction that the jurisdiction believes that Pubco or such Pubco Subsidiary was required to file any Tax Return that was not filed. Neither Pubco nor any Pubco Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c) Neither Pubco nor any Pubco Subsidiary: (i) is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of Pubco or Pubco Subsidiaries are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than Pubco and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d) None of the assets of Pubco or any Pubco Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(e) Neither Pubco nor any Pubco Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

3.13           Assets. Pubco owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except as set forth in Schedule 3.13 of the Pubco Disclosure Schedule, no asset of Pubco or any Pubco Subsidiary (tangible or intangible) is subject to any Security Interest.

3.14           Owned Real Property. Neither Pubco nor any Pubco Subsidiary owns any real property.

3.15           Real Property Leases. Section 3.15 of the Pubco Disclosure Schedule lists all real property leased or subleased to or by Pubco or any Pubco Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. Pubco has delivered or made available to Raditaz complete and accurate copies of the leases and subleases listed in Section 3.15 of the Pubco Disclosure Schedule. With respect to each lease and sublease listed in Section 3.15 of the Pubco Disclosure Schedule:

(a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither Pubco nor any Pubco Subsidiary nor, to the knowledge of Pubco, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of Pubco, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Pubco or any Pubco Subsidiary or, to the knowledge of Pubco, any other party under such lease or sublease;

(d) neither Pubco nor any Pubco Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e) Pubco is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by Pubco or Pubco Subsidiary of the property subject thereto.

3.16           Contracts.

(a) Section 3.16 of Pubco Disclosure Schedule lists the following agreements (written or oral) to which Pubco or any Pubco Subsidiary is a party as of the date of this Agreement:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services;

(iii) any agreement establishing a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $5,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or noncompetition;

(vi) any employment or consulting agreement;

(vii) any agreement involving any current or former officer, director or Member of Pubco or any Affiliate thereof;

(viii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Pubco Material Adverse Effect;

(ix) any agreement which contains any provisions requiring Pubco or any Pubco Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(x) any other agreement (or group of related agreements) either involving more than $5,000 or not entered into in the Ordinary Course of Business; and

(xi) any agreement, other than as contemplated by the Private Placement Offering, this Agreement and the Split-Off, relating to the sales of securities of Pubco or any Pubco Subsidiary to which Pubco or such Pubco Subsidiary is a party.

(b) Pubco has delivered or made available to Raditaz a complete and accurate copy of each agreement listed in Section 3.16 of the Pubco Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither Pubco nor any Pubco Subsidiary nor, to the knowledge of Pubco, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of Pubco, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Pubco or any Pubco Subsidiary or, to the knowledge of Pubco, any other party under such contract.

3.17           Accounts Receivable. At the Effective Time, Pubco will have no accounts receivable.

3.18           Powers of Attorney. There are no outstanding powers of attorney granted by or executed on behalf of Pubco or any Pubco Subsidiary.

3.19           Insurance. Section 3.19 of the Pubco Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which Pubco or any Pubco Subsidiary is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of Pubco and Pubco Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither Pubco nor any Pubco Subsidiary may be liable for retroactive premiums or similar payments, and Pubco and Pubco Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. Pubco has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

3.20           Warranties. No product or service sold or delivered by Pubco or any Pubco Subsidiary is subject to any guaranty, warranty, right of credit or other indemnity other than the applicable standard terms and conditions of sale of Pubco or the appropriate Pubco Subsidiary, which are set forth in Section 3.20 of the Pubco Disclosure Schedule.

3.21           Employees.

(a) The Pubco Reports contain all material information concerning the employees of Pubco.

(b) Neither Pubco nor any Pubco Subsidiary is a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Pubco has no knowledge of any organizational effort made or threatened, either currently or since the date of organization of Pubco, by or on behalf of any labor union with respect to employees of Pubco or any Pubco Subsidiary.

3.22           Employee Benefits.

(a) Section 3.22(a) of the Pubco Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Pubco, any Pubco Subsidiary or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, have been delivered or made available to Pubco. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of Pubco, the Pubco Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. Pubco, each Subsidiary of Pubco, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(b) To the knowledge of Pubco, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

(c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(d) Neither Pubco, any Pubco Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(e) At no time has Pubco, any Pubco Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of Pubco or any Pubco Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by Pubco, any Pubco Subsidiary or any ERISA Affiliate that would subject Pubco, any Pubco Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

(h) No Employee Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i) Each Employee Benefit Plan is amendable and terminable unilaterally by Pubco at any time without liability to Pubco as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Pubco from amending or terminating any such Employee Benefit Plan.

(j) Section 3.22(j) of the Pubco Disclosure Schedule discloses each: (i) agreement with any Member, director, executive officer or other key employee of Pubco or any Pubco Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Pubco or any Pubco Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Pubco or any Pubco Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding Pubco or any Pubco Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. To the extent applicable, the accruals for vacation, sickness and disability expenses are accounted for on the Pubco Financial Statements and are adequate and materially reflect the expenses associated therewith.

3.23           Environmental Matters.

(a) Each of Pubco and the Pubco Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Pubco Material Adverse Effect. There is no pending or, to the knowledge of Pubco, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving Pubco or any Pubco Subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Pubco Material Adverse Effect.

(b) Set forth in Section 3.23(b) of the Pubco Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by Pubco or a Pubco Subsidiary (whether conducted by or on behalf of Pubco or a Pubco Subsidiary or a third party, and whether done at the initiative of Pubco or a Pubco Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which Pubco has possession of or access to. A complete and accurate copy of each such document has been provided to Raditaz.

(c) Pubco is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by Pubco or any Pubco Subsidiary.

3.24           Permits. Section 3.24 of the Pubco Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Pubco Permits”) issued to or held by Pubco or any Pubco Subsidiary. Such listed Permits are the only Pubco Permits that are required for Pubco and Pubco Subsidiaries to conduct their respective businesses as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Pubco Material Adverse Effect. Each such Pubco Permit is in full force and effect and, to the knowledge of Pubco, no suspension or cancellation of such Pubco Permit is threatened and there is no basis for believing that such Pubco Permit will not be renewable upon expiration. Each such Pubco Permit will continue in full force and effect immediately following the Closing.

3.25           Certain Business Relationships With Affiliates. No Affiliate of Pubco or of any Pubco Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of Pubco or any Pubco Subsidiary, (b) has any claim or cause of action against Pubco or any Pubco Subsidiary, or (c) owes any money to, or is owed any money by, Pubco or any Pubco Subsidiary. Section 3.25 of the Pubco Disclosure Schedule describes any transactions involving the receipt or payment in excess of $1,000 in any fiscal year between Pubco or a Pubco Subsidiary and any Affiliate thereof which have occurred or existed within the past five (5) years.

3.26           Split-Off. At the Effective Time, Pubco will have discontinued all of its business operations which it conducted prior to the Effective Time by closing the transactions contemplated by the Split-Off Agreement. Upon the closing of the transactions contemplated by the Split-Off Agreement, without giving effect to the Contribution, Pubco will have no liabilities, contingent or otherwise, of any kind whatsoever, including but not limited to liabilities in any way related to its pre-Effective Time business operations.

3.27           Brokers’ Fees. Except as set forth on Section 3.27 of Pubco Disclosure Schedule, neither Pubco nor the Split-Off Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.28           Disclosure. No representation or warranty by Pubco contained in this Agreement or in any of the Transaction Documentation, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of Pubco or any Pubco Subsidiary pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Pubco has disclosed to Raditaz all material information relating to the business of Pubco or any Pubco Subsidiary or the transactions contemplated by this Agreement.

3.29           Interested Party Transactions. Except for the Split-Off Agreement, to the knowledge of Pubco, no officer, director or Member of Pubco or any “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such person currently has or has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by Pubco or any Pubco Subsidiary or (ii) purchases from or sells or furnishes to Pubco or any Pubco Subsidiary any goods or services, or (b) a beneficial interest in any contract or agreement to which Pubco or any Pubco Subsidiary is a party or by which it may be bound or affected. Neither Pubco nor any Pubco Subsidiary has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director, executive officer (or equivalent thereof) or employee of Pubco or any Pubco Subsidiary.

3.30           Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article III are qualified by “knowledge” or “belief,” Pubco represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel.

3.31           Accountants. Dov Weinstein & Co. C.P.A. (“DW”), has been Pubco’s registered public accounting firm from its inception and in such capacity audited the financial statements of Pubco for the period from November 17, 2011 (inception) through December 31, 2012. Throughout its engagement by Pubco, DW has been (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to Pubco within the meaning of Regulation S-X and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the Commission and the Public Company Accounting Oversight Board. The report of DW on the financial statements of Pubco for the year ended December 31, 2012 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified as to audit scope or accounting principles, although it did express uncertainty as to Pubco’s ability to continue as a going concern. During the year ended December 31, 2012 and the subsequent interim periods, there have been no disagreements with DW on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) of Regulation S-K occurred with respect to DW.

3.32           Minute Books. The minute books and other similar records of Pubco and each Pubco Subsidiary contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors and Members or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. Pubco has provided true and complete copies of all such minute books, and other similar records to Raditaz’s representatives.

3.33           Board Action. Pubco’s Board of Directors has unanimously determined that the Contribution is advisable and in the best interests of Pubco’s Stockholders and is on terms that are fair to such Pubco Stockholders.

ARTICLE IV. COVENANTS

4.1           Closing Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Contribution are satisfied.

4.2           Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b) Raditaz shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required as listed in Section 2.4 of the Disclosure Schedule.

4.3           Current Report. As soon as reasonably practicable after the execution of this Agreement, the Parties shall prepare a current report on Form 8-K relating to this Agreement and the transactions contemplated hereby (the “Current Report”). Each of Raditaz and Pubco shall use its Reasonable Best Efforts to cause the Current Report to be filed with the SEC within four business days of the execution of this Agreement and to otherwise comply with all requirements of applicable federal and state securities laws.

4.4           Operation of Raditaz Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Raditaz shall conduct its operations in the Ordinary Course of Business and in material compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not, except as expressly contemplated by this Agreement, be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, Raditaz shall not, without the written consent of Pubco (which shall not be unreasonably withheld or delayed):

(a) issue or sell, or redeem or repurchase, any membership interests or other securities of Raditaz or other rights to acquire any such membership interests or other securities (except pursuant to the conversion or exercise of convertible securities outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any such convertible securities;

(b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) create, incur or assume any indebtedness (including obligations in respect of capital leases) except in the Ordinary Course of Business or in connection with the transactions contemplated by this Agreement; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees;

(e) acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its charter, by-laws or other organizational documents;

(i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

(k) institute or settle any Legal Proceeding;

(l) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of Raditaz set forth in this Agreement becoming untrue or (ii) any of the conditions to the Contribution set forth in Article V not being satisfied; or

(m) agree in writing or otherwise to take any of the foregoing actions.

4.5           Access to Raditaz Information.

(a) Raditaz shall permit representatives of Pubco to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of Raditaz) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to Raditaz and each Raditaz Subsidiary.

(b) Pubco (i) shall treat and hold as confidential any Raditaz Confidential Information (as defined below), (ii) shall not use any of the Raditaz Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to Raditaz all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Raditaz Confidential Information” means any information of Raditaz that is furnished to Pubco by Raditaz in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of disclosure by Pubco, or their respective directors, officers, employees, agents or advisors, (B) which, after disclosure, becomes available publicly through no fault of Pubco or their respective directors, officers, employees, agents or advisors, (C) which Pubco knew or to which Pubco had access prior to disclosure, provided that the source of such information is not known by Pubco to be bound by a confidentiality obligation to Raditaz, or (D) which Pubco rightfully obtains from a source other than Raditaz provided that the source of such information is not known by Pubco to be bound by a confidentiality obligation to Raditaz.

4.6           Operation of Pubco Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Pubco shall (and shall cause each Pubco Subsidiary to) conduct its operations in the Ordinary Course of Business and in material compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, Pubco shall not (and shall cause each Pubco Subsidiary not to), without the written consent of Raditaz:

(a) issue or sell, or redeem or repurchase, any stock or other securities of Pubco or any rights, warrants or options to acquire any such stock or other securities, except as contemplated by, and in connection with, the Private Placement Offering, Split-Off and the Contribution;

(b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except as contemplated by, and in connection with, the Stock Split;

(c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees, except for the adoption of Pubco’s 2014 Equity Incentive Plan covering up to 242,367 pre-split (4,000,000 post-split) shares of Pubco Common Stock;

(e) acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Pubco Subsidiary or any corporation, partnership, association or other business organization or division thereof), except as contemplated by, and in connection with, the Split-Off;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its charter, by-laws or other organizational documents except that Pubco shall amend its charter and/or its by-laws as shall be mutually agreed to by Pubco and Raditaz;

(i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

(k) institute or settle any Legal Proceeding;

(l) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of Pubco set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the Contribution set forth in Article V not being satisfied; or

(m) agree in writing or otherwise to take any of the foregoing actions.

4.7           Access to Pubco Information.

(a) Pubco shall permit representatives of Raditaz to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of Pubco) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to Pubco.

(b) Raditaz (i) shall treat and hold as confidential any Pubco Confidential Information (as defined below), (ii) shall not use any of Pubco Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to Pubco all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Pubco Confidential Information” means any information of Pubco or any Pubco Subsidiary that is furnished to Raditaz by Pubco in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of disclosure by Raditaz or its directors, officers, employees, agents or advisors, (B) which, after disclosure, becomes available publicly through no fault of Raditaz or its directors, officers, employees, agents or advisors, (C) which Raditaz knew or to which Raditaz had access prior to disclosure, provided that the sources of such information is not known by Raditaz to be bound by a confidentiality obligation to Pubco or any Pubco Subsidiary or (D) which Raditaz rightfully obtains from a source other than Pubco or an Pubco Subsidiary, provided that the source of such information is not known by Raditaz to be bound by a confidentiality obligation to Pubco or any Pubco Subsidiary.

4.8           Expenses. The costs and expenses of Pubco and Raditaz (including legal fees and expenses of Pubco, Raditaz and the Placement Agent) incurred in connection with this Agreement and the transactions contemplated hereby shall be payable at Closing from the proceeds of the Private Placement Offering.

4.9           Indemnification.

(a) Except as otherwise contemplated by this Agreement, Pubco shall not, for a period of three years after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the articles of association and other formation documents of Raditaz for the benefit of any individual who served as a manager, director or officer of Raditaz at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

(b) From and after the Effective Time, Pubco agrees that it will, and will cause Raditaz to, indemnify and hold harmless each present and former director, officer and manager of Raditaz (the “Indemnified Executives”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware law (and Pubco and Raditaz shall also advance expenses as incurred to the fullest extent permitted under Delaware law, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

4.10           Quotation of Pubco Shares. Pubco shall take whatever steps are necessary to cause all of the outstanding shares of Pubco Common Stock, including the Contribution Shares and any shares of Pubco Common Stock that maybe issued pursuant to Section 1.11, to be eligible for quotation on the OTC Markets.

4.11           Split-Off. Pubco shall take whatever steps are necessary to enable it to effect the Split-Off immediately prior to or at the Effective Time.

4.12           Stock Option Plan. The Board of Directors and stockholders of Pubco shall adopt, prior to or as of the Effective Time, an Equity Incentive Plan (the “2014 Equity Incentive Plan”), reserving for issuance 242,367 Pre-split (4,000,000 post-split) shares of Pubco Common Stock; provided, that awards for a maximum of 24,237 pre-split (400,000 post-split) shares of Pubco Common Stock may be granted during the first 12 months from the Closing Date to Tom Brophy. Effective at the Effective Time, an aggregate of 81,176 pre-split (1,339,728 post-split) Pubco Options and 19,167 pre-split (316,328 post-split) Pubco Restricted Stock Awards shall be granted under the 2014 Equity Incentive Plan to holders of the Raditaz Options in exchange for their respective Raditaz Options.

4.13           Information Provided to the Majority Holder. Raditaz shall prepare, with the cooperation of Pubco, information to be sent to the Majority Holder in connection with this Agreement and the related transactions. Such information shall constitute a disclosure of the offer and issuance of the shares of Pubco Common Stock to be received by Raditaz Members in the Contribution. Pubco and Raditaz shall each use Reasonable Best Efforts to cause information provided to such holders to comply with applicable securities and business corporation law requirements. Each of Pubco and Raditaz agree to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the information sent, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the information to be sent to the holders of Raditaz Membership Interests. Raditaz will promptly advise Pubco, and Pubco will promptly advise Raditaz, in writing if at any time prior to the Effective Time either Raditaz or Pubco shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information sent in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The information sent shall contain the conclusion of the Majority Holder that the terms and conditions of the Contribution are advisable and fair and reasonable to such holders. Anything to the contrary contained herein notwithstanding, Raditaz shall not include in the information sent to such holders any information with respect to Pubco or its affiliates or associates, the form and content of which information shall not have been approved by Pubco prior to such inclusion.

4.14           No Shorting. Each of Pubco and Raditaz shall use its Reasonable Best Efforts to ensure that each officer, director, and/or key employee of Pubco beneficially owning 10% or more of Pubco Common Stock after giving effect to the Contribution, Split-Off and Private Placement Offering (each a “Restricted Holder”), agrees that it will not, for a period commencing on the date hereof and terminating two years after the Effective Time, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act), whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to Pubco Common Stock, borrow or pre-borrow any shares of Pubco Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to Pubco Common Stock or with respect to any security that includes, relates to or derives any significant part of its value from Pubco Common Stock or otherwise seek to hedge its position in Pubco Common Stock (each, a “Prohibited Transaction”).

4.15           Lock-Up Agreements. Each Restricted Holder shall enter into a Lock-Up Agreement in the form attached hereto as Exhibit D (the “Lock-Up Agreement”) with Pubco, effective as of the Effective Date, for a term of two years, whereby they will agree to certain restrictions on the sale or disposition of all of the shares of Pubco Common Stock received by them in connection with the Contribution.

4.16           No Registration. For a period of two years following the Effective Time, Pubco shall not file a registration statement under the Securities Act with respect to any Contribution Shares issued to Restricted Holders if such registration statement could be declared effective by the SEC during such two-year period.

ARTICLE V. CONDITIONS TO CONSUMMATION OF CONTRIBUTION

5.1           Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Contribution are subject to the satisfaction of the following conditions:

(a) Pubco, the Indemnification Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(b) Pubco, Split-Off Subsidiary and the Buyer shall have executed and delivered the Split-Off Agreement, the General Release Agreement and all other documents anticipated by such agreements;

(c) the Buyer shall have surrendered to Pubco the certificates for Pubco Common Stock representing the Share Contribution, duly endorsed to Pubco or in blank, with signatures guaranteed;

(d) Pubco shall have delivered to the Buyer certificates representing the Shares (as defined in the Split-Off Agreement) of stock of Split-Off Subsidiary deliverable to the Buyer under the Split-Off Agreement, duly registered in the name of the Buyer or as directed by the Buyer;

(e) completion of all necessary due diligence satisfactory to each of Pubco and Raditaz;

(f) consummation of all required definitive instruments and agreements including, but not limited to, the Contribution Agreement, in forms acceptable to Raditaz and Pubco;

(g) Raditaz and Pubco obtaining all necessary board, member, shareholder, and third party consents;

(h) that there be no injunction or order in effect by any governmental authority prohibiting the Contribution;

(i) instructions to Pubco’s transfer agent to issue such a number of Shares to satisfy at least the Minimum Offering Amount of the Private Placement Offering and to issue the Shares being issued to the Raditaz Members in the Contribution shall occur simultaneously with the Closing;

(j) receipt of a written communication from Pubco’s transfer agent that it has received all necessary instructions to issue such number of shares to satisfy at least the Minimum Offering Amount of the Private Placement Offering and to issue the Shares to be issued to the Raditaz Members in the Contribution and that all such shares shall be issued as of the Closing Date;

(k) each of Tom Brophy, John Lack and such other employees as are designated by Raditaz shall have entered into employment or consulting agreements with Pubco mutually satisfactory to Raditaz, Pubco and to the respective employees;

(l) Tom Brophy shall be appointed as Pubco’s President, Chief Executive Officer; Treasurer and Chief Financial Officer; and John Lack shall be appointed as Pubco’s Secretary; and

(m) each of Tom Brophy, John Lack, and Robert Jamieson, shall be appointed to serve on the Board of Directors of Pubco.

5.2           Conditions to Obligations of Pubco. The obligation of Pubco to consummate the Contribution is subject to the satisfaction (or waiver by Pubco) of the following additional conditions:

(a) Raditaz shall have obtained (and shall have provided copies thereof to Pubco) the written consents of the Majority Holder, to the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, in form and substance satisfactory to Pubco;

(b) Raditaz shall have obtained (and shall have provided copies thereof to Pubco) all waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of Raditaz, except for any the failure of which to obtain or effect does not, individually or in the aggregate, have a Raditaz Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c) the representations and warranties of Raditaz and the Majority Holder set forth in this Agreement (when read without regard to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representation and warranty that, individually or in the aggregate, does not have a Raditaz Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d) Raditaz shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(e) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f) Raditaz shall have delivered to Pubco a certificate (the “Raditaz Certificate”) to the effect that each of the conditions specified in clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving Raditaz) of this Section 5.2 is satisfied in all respects;

(g) the Restricted Holders shall have entered into Lock-Up Agreements with Pubco;

(h) the Restricted Holders shall have agreed not to engage in any Prohibited Transactions;

(i) Pubco shall have received from Ellenoff Grossman & Schole LLP, counsel to Raditaz, the opinion letter, in substantially the form attached hereto as Exhibit E addressed to Pubco and the Placement Agent and dated as of the Closing Date;

(j) there shall have been no material adverse changes to Raditaz’s business since the date of this Agreement;

(k) Raditaz shall have delivered to Pubco a certification duly executed by each Raditaz Member and each holder of Raditaz Options certifying that such person is either an “accredited investor” or not a “U.S. Person” as such terms are defined in Regulation D and Regulation S, respectively, under the Securities Act;

(l) Each of Tom Brophy, John Lack and such other employees as are designated by Raditaz shall have entered into employment or consulting agreements with Pubco mutually satisfactory to Raditaz, Pubco and to the respective employees; and

(m) Raditaz shall have delivered to Pubco audited and interim unaudited financial statements giving effect to the Contribution, compliant with applicable SEC regulations for inclusion under Item 2.01 (f) and/or 5.01(a)(8) of Form 8-K.

5.3           Conditions to Obligations of Raditaz. The obligation of Raditaz to consummate the Contribution is subject to the satisfaction (or waiver by Raditaz) of the following additional conditions:

(a) Pubco shall have obtained (and shall have provided copies thereof to Raditaz) the written consents of (i) all of the members of its Board of Directors, (ii) all of the members of the Board of Directors of Split-Off Subsidiary, and (iii) the stockholders of Split-Off Subsidiary, in each case to the execution, delivery and performance by the each such entity of this Agreement and/or the other Transaction Documentation to which each such entity a party, in form and substance reasonably satisfactory to Raditaz;

(b) Pubco shall have obtained (and shall have provided copies thereof to Raditaz) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of Pubco, except for any the failure of which to obtain or effect does not, individually or in the aggregate, have a Pubco Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c) the representations and warranties of Pubco set forth in this Agreement (when read without regard to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation or warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representation and warranty that, individually or in the aggregate, does not have a Pubco Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d) Pubco shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(e) no material Legal Proceedings shall be pending or threatened against Pubco and no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f) Pubco shall have delivered to Raditaz a certificate (the “Pubco Certificate”) to the effect that each of the conditions specified clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving Pubco and its Subsidiaries) of this Section 5.3 is satisfied in all respects;

(g) Raditaz shall have received from Gottbetter & Partners, LLP, counsel to Pubco, an opinion letter, in substantially the form attached hereto as Exhibit F, addressed to Raditaz and the Placement Agent and dated as of the Closing Date;

(h) the total number of shares of Pubco Common Stock issued and outstanding immediately after the Effective Time assuming the closing on the Maximum PPO Amount, shall equal 256,000 (pre-split) shares, after giving effect to the Split-Off (including the related share cancellation), but excluding (i) the shares of Pubco Common Stock to be issued to investors in the Private Placement Offering, (ii) the shares of Pubco Common Stock to be issued to the Raditaz Members in the Contribution; (iii) the issuance of shares of Pubco Common Stock underlying warrants (A) to be issued to investors in the Private Placement Offering (upon the exercise thereof); and (B) to be issued to the Placement Agent in the Private Placement Offering (upon the exercise of warrants to be issued to the Placement Agent in connection with the sale of PPO Units under the Private Placement Offering); (iv) the issuance of shares of Pubco Common Stock to be issued to the recipients of Pubco Options (upon the exercise thereof) and Pubco Restricted Stock Awards (upon vesting thereof); and (v) the issuance of shares of Pubco Common Stock to be issued to John Lack upon the exercise of stock options granted to him under his consulting agreement with Pubco.

(i) each of Tom Brophy, John Lack and such other employees as are designated by Raditaz shall have entered into employment or consulting agreements with Pubco mutually satisfactory to Raditaz, Pubco and to the respective employees;

(j) Pubco and the stockholders of Pubco shall have adopted the Pubco 2014 Equity Incentive Plan;

(k) Assuming an intended closing on the Maximum PPO Amount, Raditaz shall have received a certificate or similar document from Pubco’s transfer agent and registrar certifying that as of the Closing Date there are 1,756,000 pre-split shares of Pubco Common Stock issued and outstanding (without giving effect to the retirement, pursuant to the Split-Off, of 1,500,000 post-split shares of Pubco Common Stock, and the possible cancellation of shares of Pubco Common Stock pursuant to Section 3.2 hereof, such transactions to be effected in conjunction with the Closing, after which cancelation and retirement there will be no more than 256,000 pre-split shares of Pubco Common Stock issued and outstanding);

(l) contemporaneously with the closing of the Contribution, Pubco, the Split-Off Subsidiary, and the Buyer shall execute the Split-Off Agreement, which Split-Off shall be effective in conjunction with the Closing of the Contribution;

(m) after giving prior effect to the Split-Off, Pubco shall have no liabilities;

(n) there shall have been no material adverse changes to Pubco’s business since the date of this Agreement;

(o) Tom Brophy shall be appointed as Pubco’s President, Chief Executive Officer, Treasurer and Chief Financial Officer, and John Lack shall be appointed as Pubco’s Secretary; and

(p) each of Tom Brophy, John Lack and Robert Jamieson shall be appointed to serve on the Board of Directors of Pubco.

ARTICLE VI. INDEMNIFICATION

6.1           Indemnification by Raditaz Members. The Raditaz Members receiving Contribution Shares pursuant to Section 1.7 (the “Indemnifying Members”) shall, for a period commencing from the Closing Date and ending on the second anniversary of the Closing Date, severally, not jointly, pro rata in such proportion as the number of Contribution Shares received by each Indemnifying Member pursuant to Section 1.7 bears to the total number of Contribution Shares received by all Indemnifying Members pursuant to Section 1.7, indemnify Pubco in respect of, and hold it harmless against, any and all debts, obligations losses, liabilities, deficiencies, damages, fines, fees, penalties, interest obligations, expenses or costs (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise) (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, “Damages”) incurred or suffered by Raditaz or Pubco or any Affiliate thereof resulting from:

(a) any misrepresentation or breach of warranty by, or failure to perform any covenant or agreement of, Raditaz contained in this Agreement or the Raditaz Certificate;

(b) any claim by a Member or former Member of Raditaz, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any Raditaz Membership Interests or other securities of Raditaz prior to the Effective Time; (ii) any rights of a Member prior to the Effective Time (other than the right to receive Contribution Shares pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the organizational documents of Raditaz prior to the Effective Time; or (iv) any claim that his, her or its Raditaz Membership Interests were wrongfully repurchased by Raditaz prior to the Effective Time;

(c) except for brokerage commissions payable in connection with the Private Placement Offering, any claim for brokers’ or finders’ fees or agents’ commissions arising from or through Raditaz, any of its pre-Contribution Affiliates or the Majority Holder in connection with the negotiation or consummation of the transactions contemplated by this Agreement; and

(d) any violation of, or any liability under, any Environmental Law (an “Environmental Claim”) relating to or arising from the activities and operations of Raditaz or any Raditaz Subsidiary prior to the Effective Time, regardless of when the environmental hazard giving rise to such Environmental Claim is discovered.

Notwithstanding the foregoing, except with respect to any fraud or willful misconduct by Raditaz in connection with this Agreement, Pubco’s sole and exclusive right to collect any Damages with respect to claims resulting from or relating to any misrepresentation or breach of warranty of or failure to perform any covenant or agreement by Raditaz or the Majority Holder contained in this Agreement shall be pursuant to a sale, in the manner set forth in the Escrow Agreement, of Escrow Shares issued to such Indemnifying Member by Pubco pursuant to Section 1.10 above.

6.2           Indemnification by Pubco. Subject to the limitations provided herein, Pubco shall, for a period commencing from the Closing Date and ending on the second anniversary of the Closing Date, indemnify the Raditaz Members in respect of, and hold them harmless against, any and all Damages incurred or suffered by Raditaz Members resulting from:

(a) any misrepresentation or breach of warranty by or failure to perform any covenant or agreement of Pubco contained in this Agreement or Pubco Certificate;

(b) any claim by a stockholder or former stockholder of Pubco, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of Pubco prior to the Effective Time; (ii) any rights of a stockholder prior to the Effective Time, including any option, preemptive rights or rights to notice or to vote; or (iii) any rights under the certificate of incorporation or bylaws of Pubco prior to the Effective Time;

(c) excluding broker commissions payable in connection with the Private Placement Offering, any claim for brokers’ or finders’ fees or agents’ commissions arising from or through Pubco or any of its pre-Contribution Affiliates in connection with the negotiation or consummation of the transactions contemplated by this Agreement; and

(d) any Environmental Claim relating to or arising from the activities and operations of Pubco prior to the Effective Time, regardless of when the environmental hazard giving rise to such Environmental Claim is discovered.

Notwithstanding the foregoing, except with respect to any fraud or willful misconduct by Pubco or any of its Affiliates in connection with this Agreement, the post-Closing adjustment mechanism set forth in Section 1.11 shall be the exclusive means for Raditaz Members to collect any Damages for which they are entitled to indemnification under this Article VI.

6.3           Indemnification Claims.

(a) In the event Pubco or the Raditaz Members are entitled, or seek to assert rights, to indemnification under this Article VI, Pubco or the Raditaz Members (as the case may be) shall give written notification to the Indemnifying Members or Pubco (as the case may be) of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within 20 business days after receipt by the party seeking indemnification of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the party seeking indemnification) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the party seeking indemnification in notifying the indemnifying party shall relieve the indemnifying party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the indemnifying party may, upon written notice thereof to the party seeking indemnification, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the party seeking indemnification; provided that the indemnifying party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the party seeking indemnification. If the indemnifying party does not so assume control of such defense, the party seeking indemnification shall control such defense. The party not controlling such defense (the “Non-Controlling Party”) may participate therein at its own expense; provided that if the indemnifying party assumes control of such defense and the party seeking indemnification reasonably concludes that the indemnifying party and the party seeking indemnification have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the party seeking indemnification shall be considered “Damages” for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding.

(b) In order to seek indemnification under this Article VI, the party seeking indemnification shall give written notification (a “Claim Notice”) to the indemnifying party which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the party seeking indemnification, (ii) a statement that the party seeking indemnification is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of the Claimed Amount.

(c) Within 20 days after delivery of a Claim Notice, the indemnifying party shall deliver to the party seeking indemnification a written response (the “Response”) in which the indemnifying party shall: (i) agree that the party seeking indemnification is entitled to receive all of the Claimed Amount, (ii) agree that the party seeking indemnification is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) or (iii) dispute that the party seeking indemnification is entitled to receive any of the Claimed Amount. If the indemnifying party in the Response disputes its liability for all or part of the Claimed Amount, the indemnifying party and the party seeking indemnification shall follow the procedures set forth in Section 6.3(d) for the resolution of such dispute (a “Dispute”).

(d) During the 60-day period following the delivery of a Response that reflects a Dispute, the indemnifying party and the party seeking indemnification shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the indemnifying party and the party seeking indemnification shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the “ADR Procedure”). In the event the indemnifying party and the party seeking indemnification agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the “ADR Service”), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 6.3(d) shall not obligate the indemnifying party and the party seeking indemnification to pursue an ADR Procedure or prevent either such Party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the indemnifying party and the party seeking indemnification agree to pursue an ADR Procedure, neither the indemnifying party nor the party seeking indemnification may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the indemnifying party and the party seeking indemnification shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the indemnifying party, the party seeking indemnification or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the indemnifying party and the party seeking indemnification shall be considered to be Damages; provided, that if the indemnifying party are determined not to be liable for Damages in connection with such Dispute, the party seeking indemnification shall pay all such fees and expenses.

(e) For purposes of this Section 6.3 and the last two sentences of Section 6.4, any references to the Raditaz Members or the Indemnifying Members (except provisions relating to an obligation to make, or a right to receive, any payments provided for in Section 6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representative. The Indemnification Representative shall have full power and authority on behalf of each Indemnifying Member to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, Indemnifying Members under this Article VI. The Indemnification Representative shall have no liability to any Indemnifying Member for any action taken or omitted on behalf of Indemnifying Members pursuant to this Article VI.

6.4           Survival of Representations and Warranties. All representations and warranties contained in this Agreement, the Raditaz Certificate or Pubco Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of Pubco or Raditaz and (b) shall expire on the date two (2) years following the Closing Date. If an party entitled to indemnification delivers to a party from whom it may seek indemnification hereunder, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the party entitled to indemnification reasonably expects to incur Damages as a result of a breach of such representation or warranty (an “Expected Claim Notice”), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such Expected Claim Notice.

6.5           Limitations on Claims for Indemnification.

(a) (i) Notwithstanding anything to the contrary herein, Pubco shall not be entitled to recover, or be indemnified for, Damages under this Article VI unless and until the aggregate of all such Damages paid or payable by the Indemnifying Members collectively exceeds $50,000 (the “Damages Threshold”) and then, if such aggregate Damages Threshold is reached, Pubco shall only be entitled to recover for Damages in excess of such Damages Threshold.

(ii) Except with respect to claims based on fraud or willful misconduct, after the Closing, the rights of Pubco under this Article VI shall be the exclusive remedy of Pubco with respect to claims resulting from or relating to any misrepresentation or breach of warranty of or failure to perform any covenant or agreement by Raditaz or the Majority Holder contained in this Agreement.

(iii) Except as provided in the next sentence, Pubco shall only have the right to recover any Damages to which it is entitled from any Indemnifying Member under this Article VI, in whole or in part, pursuant to a sale, in the manner set forth in the Escrow Agreement, of Escrow Shares issued to such Indemnifying Member by Pubco pursuant to Section 1.7(b) above. Notwithstanding anything in this Agreement to the contrary, except with respect to any fraud or willful misconduct by Raditaz in connection with this Agreement, the foregoing right shall be the exclusive remedy of Pubco to satisfy any Damages that it is entitled to recover from any Indemnifying Member under this Article VI.

(b) (i) Notwithstanding anything to the contrary herein, the Raditaz Members shall not be entitled to recover, or be indemnified for, Damages under this Article VI unless and until the aggregate of all such Damages paid or payable by Pubco collectively exceeds the Damages Threshold and then, if such aggregate Damages Threshold is reached, Raditaz Members shall only be entitled to recover for Damages in excess of such Damages Threshold.

(ii) Except with respect to claims based on fraud or willful misconduct, after the Closing, the rights of Raditaz Members under this Article VI shall be the exclusive remedy of Raditaz Members with respect to claims resulting from or relating to any misrepresentation or breach of warranty of or failure to perform any covenant or agreement by Pubco contained in this Agreement.

(iii) Notwithstanding anything in this Agreement to the contrary, except with respect to any fraud or willful misconduct by Pubco or its Affiliates in connection with this Agreement, the delivery to a Raditaz Member entitled to indemnification by Pubco under this Article VI of shares of Pubco Common Stock pursuant to Section 1.11 shall be the exclusive means for Raditaz Members to collect any Damages for which they are entitled to indemnification under this Article VI.

(c) No Indemnifying Member shall have any right of contribution against the Surviving Corporation with respect to any breach by Raditaz of any of its representations, warranties, covenants or agreements. The amount of Damages recoverable by Pubco under this Article VI with respect to an indemnity claim shall be reduced by (i) any proceeds received by Pubco with respect to the Damages to which such indemnity claim relates, from an insurance carrier and (ii) the amount of any tax savings actually realized by Pubco, for the tax year in which such Damages are incurred, which are clearly attributable to the Damages to which such indemnity claim relates (net of any increased tax liability which may result from the receipt of the indemnity payment or any insurance proceeds relating to such Damages).

ARTICLE VII. DEFINITIONS

For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term	Section

ADR Service	6.3(d)
ADR Procedure	6.3(d)
Affiliate	2.13(a)(vii)
Agreed Amount	6.3(c)
Agreement	Introduction
Business Day	1.4
Buyer	Introduction
CERCLA	2.20(a)
Claim Notice	6.3(b)
Claimed Amount	6.3(b)
Claims	1.16
Closing	1.4
Closing Date	1.4
Code	Introduction
Contemplated Transactions	8.3
Contribution	Introduction
Contribution Shares	1.1(d)
Controlling Party	6.3(a)
Current Report	4.3
Damages	6.1
Damages Threshold	6.5(a)(i)
Defaulting Party	8.6
Dispute	6.3(c)
Effective Time	1.1
Employee Benefit Plan	2.19(a)(i)
Environmental Claim	6.1(d)
ERISA	2.19(a)(ii)
ERISA Affiliate	2.19(a)(iii)
Escrow Agent	1.5(g)
Escrow Agreement	1.5(g)
Escrow Shares	1.7(b)
Exchange Act	2.6
Expected Claim Notice	6.4
GAAP	2.6
Governmental Entity	2.4

Indemnification Representative	1.10
Indemnified Executives	4.9(b)
Indemnifying Members	6.1
Initial Shares	1.7(b)
Intellectual Property	2.27(a)
Intellectual Property Rights	2.27(a)
Legal Proceeding	2.17
Lock-up Agreement	4.15
Maximum Offering Amount	1.2
Minimum Offering Amount	1.2
Non-Controlling Party	6.3(a)
Non-Defaulting Party	8.6
Ordinary Course of Business	2.4
OTC Markets	3.2
Party	Introduction
Permits	2.23
Placement Agent	1.2
PPO Price	Introduction
PPO Units	Introduction
PPO Warrants	Introduction
Private Placement Offering	Introduction
Prohibited Transaction	4.14
Pubco	Introduction
Pubco Certificate	5.3(f)
Pubco Common Stock	Introduction
Pubco Confidential Information	4.7(b)
Pubco Disclosure Schedule	Article III
Pubco Financial Statements	3.8
Pubco Liabilities	1.11(b)
Pubco Material Adverse Effect	3.1
Pubco Option Plan	4.6(d)
Pubco Options	1.1(e)
Pubco Reports	3.6
Pubco Restricted Stock Awards	1.1(e)
Pubco Subsidiary	2.5
Raditaz	Introduction
Raditaz Balance Sheet	2.6
Raditaz Balance Sheet Date	2.6

Raditaz Certificate	5.2(f)
Raditaz Confidential Information	4.5(b)
Raditaz Disclosure Schedule	Article II
Raditaz Financial Statements	2.6
Raditaz Interim Balance Sheet	2.6
Raditaz Interim Financial Statements	2.6
Raditaz Material Adverse Effect	2.1
Raditaz Membership Interests	Introduction
Raditaz Members	Introduction
Raditaz Subsidiary	2.5
Raditaz Year-End Financial Statements	2.6
Reasonable Best Efforts	4.1
Registration Statement	1.3
Response	6.3(c)
Restricted Holder	4.14
Securities Act	1.12(a)
Security Interest	2.4
Share Contribution	3.2
Split-Off	Introduction
Split-Off Agreement	Introduction
Split-Off Subsidiary	Introduction
Subsidiary	2.5
Tax Returns	2.9(a)(ii)
Taxes	2.9(a)(i)
Transaction Documentation	3.3
2014 Equity Incentive Plan	4.12

ARTICLE VIII. TERMINATION

8.1           Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual written consent of the Parties.

8.2           Termination for Failure to Close. This Agreement shall be automatically terminated if the Closing Date shall not have occurred by January 31, 2014, unless such date is extended by mutual written consent of the Parties.

8.3           Termination by Operation of Law. This Agreement may be terminated by any Party hereto if there shall be any statute, rule or regulation that renders consummation of the transactions contemplated by this Agreement (the “Contemplated Transactions) illegal or otherwise prohibited, or a court of competent jurisdiction or any government (or governmental authority) shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and nonappealable.

8.4           Termination for Failure to Perform Covenants or Conditions. This Agreement may be terminated prior to the Effective Time:

(a) by Pubco if: (i) any of the representations and warranties made in this Agreement by Raditaz shall not be materially true and correct, when made or at any time prior to consummation of the Contemplated Transactions as if made at and as of such time; (ii) any of the conditions set forth in Section 5.2 hereof have not been fulfilled in all material respects by the Closing Date; (iii) Raditaz shall have failed to observe or perform any of its material obligations under this Agreement; or (iv) as otherwise set forth herein; or

(b) by Raditaz if: (i) any of the representations and warranties of Pubco shall not be materially true and correct when made or at any time prior to consummation of the Contemplated Transactions as if made at and as of such time; (ii) any of the conditions set forth in Section 5.3 hereof have not been fulfilled in all material respects by the Closing Date; (iii) Pubco shall have failed to observe or perform any of its material obligations under this Agreement; or (iv) as otherwise set forth herein.

8.5           Effect of Termination or Default; Remedies. In the event of termination of this Agreement as set forth above, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto, provided that such Party is a Non-Defaulting Party (as defined below). The foregoing shall not relieve any Party from liability for damages actually incurred as a result of such Party’s breach of any term or provision of this Agreement.

8.6           Remedies; Specific Performance. In the event that any Party shall fail or refuse to consummate the Contemplated Transactions or if any default under or beach of any representation, warranty, covenant or condition of this Agreement on the part of any Party (the “Defaulting Party”) shall have occurred that results in the failure to consummate the Contemplated Transactions, then in addition to the other remedies provided herein, the non-defaulting Party (the “Non-Defaulting Party”) shall be entitled to seek and obtain money damages from the Defaulting Party, or may seek to obtain an order of specific performance thereof against the Defaulting Party from a court of competent jurisdiction, provided that the Non-Defaulting Party seeking such protection must file its request with such court within forty-five (45) days after it becomes aware of the Defaulting Party’s failure, refusal, default or breach. In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder.

ARTICLE IX. MISCELLANEOUS

9.1           Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

9.2           Disclosure Schedules. The Disclosure Schedules to this Agreement are a material part of this Agreement as if fully set forth in this Agreement and are intended to qualify certain representations, warranties and covenants contained in this Agreement. Pubco acknowledges and agrees that: (i) certain agreements and other matters listed in the Disclosure Schedules may not rise above thresholds of materiality or their disclosure may not otherwise be required under the terms of this Agreement (items that are not required to be disclosed but are disclosed, the “Informational Disclosures”), (ii) in no event will the Informational Disclosures be deemed or interpreted to broaden or otherwise amplify or influence the construction or interpretation of any of the representations and warranties, (iii) disclosures made for the purpose of any section or sections of the Disclosure Schedules will be deemed made for the purpose of all sections so long as the applicability to the other section(s) is reasonably apparent on the face of disclosure, (iv) headings will not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedules or this Agreement, (v) no reference to or disclosure of any item or other matter in the Disclosure Schedules will be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules, and (vi) the inclusion of any matter, information or item in the Disclosure Schedules will not be deemed to constitute an admission of any liability by any party hereto to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

9.3           No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning issuance of the Contribution Shares and Article VI concerning indemnification are intended for the benefit of the Raditaz Members , (b) the provisions in Section 4.9 concerning indemnification are intended for the benefit of the individuals specified therein and their successors and assigns, and (c) the provisions of Articles II and III covering the representations and warranties of Raditaz to Pubco and Pubco to Raditaz are also intended for the benefit of the Placement Agent.

9.4           Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

9.5           Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

9.6           Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

9.7           Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8           Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Raditaz (prior to the Closing): Raditaz, LLC 2217 New London Turnpike South Glastonbury, CT 06073 Attn: Tom Brophy, CEO	Copy to (which copy shall not constitute notice hereunder): Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10017 Attn: Barry I. Grossman, Esq.
If to Raditaz (subsequent to the Closing): Raditaz, LLC 2217 New London Turnpike South Glastonbury, CT 06073 Attn: Tom Brophy, CEO	Copy to (which copy shall not constitute notice hereunder): Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10017 Attn: Barry I. Grossman, Esq.
If to Pubco (prior to the Closing): Duane Street Corp. 616 Corporate Way, Suite 2-4059 Valley Cottage, NY 10989 Attn: Peretz Yehudah Aisenstark	Copy to (which copy shall not constitute notice hereunder): Gottbetter & Partners, LLP 488 Madison Avenue, 12th Fl. New York, NY 10022 Attn: Scott Rapfogel, Esq.
If to Pubco (subsequent to the Closing): Duane Street Corp. 2217 New London Turnpike South Glastonbury, CT 06073 Attn: Tom Brophy, CEO	Copy to (which copy shall not constitute notice hereunder): Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10017 Attn: Barry I. Grossman, Esq.

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.9           Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

9.10           Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.11           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.12           Submission to Jurisdiction. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in the County of New York in the State of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.8. Nothing in this Section 9.12, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

9.13           Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

DUANE STREET CORP.

By:	/s/ Peretz Yehudah Aisenstark
Name: Peretz Yehudah Aisenstark
Title: President

RADITAZ, LLC

By:	/s/ Thomas Brophy
Name: Thomas Brophy
Title: ManagerEscro

MAJORITY HOLDER:

By:	/s/ Thomas Brophy
THOMAS BROPHY

MAJORITY HOLDER: TRUST UNDER ARTICLE III OF THE THOMAS E. BROPHY 2004 GRANTOR RETAINED ANNUITY TRUST DATED 3/2/2004

By:	/s/ Karen P. Brophy
Name: Karen P. Brophy
Title: Trustee